NEWS RELEASE
FOR IMMEDIATE RELEASE


                           VITAL SIGNS, INC. ANNOUNCES
                    SALES AND EARNINGS FOR SECOND QUARTER AND
                         SIX MONTHS ENDED MARCH 31, 2003
               BOARD OF DIRECTORS AUTHORIZES STOCK BUYBACK PROGRAM

         TOTOWA, N.J., May 8, 2003 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the quarter and six months ended March 31, 2003.

         Net revenues for the second quarter of fiscal 2003 declined by 0.5% (a decline of 2.5% excluding the favorable effect of foreign exchange) to $42,064,000 as compared to $42,271,000 in the comparable period last year due to an adjustment, as described below, to the Company's allowance for rebates. The effect of the rebate adjustment was to reduce net revenues for the second quarter of fiscal 2003 by $3.3 million. Following are the net revenues by business segment for the second quarter of fiscal 2003 compared to the second quarter of fiscal 2002 (in thousands of dollars):

                                                             NET REVENUES BY BUSINESS SEGMENT
                                                            FOR THE THREE MONTHS ENDED MARCH 31,
                                                   --------------------------------------------------------
                                                                                              PERCENT
                                                        2003               2002               CHANGE
                                                   ---------------    ---------------    ------------------
Anesthesia....................................       $    17,599         $  17,028              3.4%
Respiratory/Critical Care.....................            11,029            13,039            (15.4%)
Sleep.........................................            12,136            10,325             17.5%
Pharmaceutical Technology Services............             4,600             1,879            144.8%
Rebate adjustment.............................            (3,300)              ---              N/A
                                                   ---------------    ---------------    ------------------
Net Revenues..................................       $    42,064         $  42,271             (0.5%)
                                                   ===============    ===============    ==================

         Net revenues in the Sleep business segment for the second quarter of fiscal 2003 increased 17.5% (an increase of 8% excluding favorable foreign exchange) to $12,136,000. In this segment, net revenues for the Company's Breas subsidiary, Vital Signs' sleep ventilation business, increased 31% (16% excluding exchange) to $7,710,000. Also in this segment, net revenues of $4,426,000 in Sleep Services of America, the Company's sleep clinic business, were at essentially the same levels as the comparable period in the prior year. Net revenues in the Company's Pharmaceutical Technology Services segment increased 144.8% to $4,600,000 primarily due to the acquisition of Stelex, which occurred in the third quarter of fiscal 2002. Anesthesia net revenues increased 3.4% to $17,599,000 primarily due to increased sales of Limb-[O]'TM', a patented anesthesia circuit, which increased 66.7% to $1,037,000 over the comparable period last year. Respiratory/Critical Care net revenues of $11,029,000 decreased 15.4% with declining sales in both the Company's domestic and overseas businesses.

         During the second quarter of fiscal 2003, the Company reviewed and adjusted its estimate for rebates due to distributors. As background, the Company's sales to distributors which represented 24.3% of the Company's net sales during the second quarter of fiscal 2003 are made at the Company's


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established price. Each distributor subsequently provides the Company with documentation that the Company's products have been shipped to particular end-users (i.e. particular hospitals). In general, the end-user is entitled, on a case by case basis, to a price lower than the Company's established price. Accordingly, the Company owes the distributor a rebate - the difference between the established price and the lower price to which the end user is entitled - upon the Company's receipt of the documentation from the distributor. At the time that the distributor remits payment to the Company for the products purchased, the distributor deducts an amount for the related rebates.

         The allowance for rebates is recorded at the time the Company records the revenue for the product shipped to the distributor. The rebate is recorded as a sales allowance, reducing gross revenue.

         The Company has, for several years, utilized an historical moving average to estimate the allowance for rebates. Based on the Company's recent review, the Company has concluded that the moving average estimate does not necessarily result in the appropriate liability due to the distributor. Accordingly, the Company has changed its method of estimating rebate claims to record the allowance for rebates based upon the documentation provided by the distributor of the shipments to the end-user, adjusting from estimate to actual at the time of remittance. As a result of its review of the rebate allowance, the Company has recorded an additional allowance for rebates of $3,300,000 ($2,178,000 after tax) in the second quarter of fiscal 2003 to assure that Vital Signs has established an appropriate reserve for rebate claims.

         Income from continuing operations was $1,333,000 for the second quarter of fiscal 2003, compared to $8,297,000 for the second quarter of fiscal 2002. Fully diluted earnings per share from continuing operations was $.10 per share for the second quarter of fiscal 2003, compared to $.64 per share for the second quarter of fiscal 2002. In addition to the adjustment resulting from the allowance for rebates, income from continuing operations was impacted by the following factors:

         o The Internal Revenue Service (IRS) has been performing, in their normal course, an examination of the Company's 1997, 1998 and 1999 Federal tax returns. As a result of views expressed by the IRS, the Company increased its tax provision in the second quarter of fiscal 2003 by $1,081,000, and increased interest expense by $650,000 ($429,000 after tax) for the related interest due. The Company expects the Internal Revenue Service to complete its examination in the third or fourth quarter of fiscal 2003. While the Company believes it has recorded the appropriate tax liability and tax provision, the Company may be subject to other audit adjustments arising from that review.

         o During the third quarter of fiscal 2002, the Company recognized an impairment charge of $1.6 million related principally to its Chinese business. While the Company continues to sell products in China and the business relationship continues, disputes remain over certain receivables and other charges. During the second quarter of fiscal 2003, the Company concluded that it would be unable to collect its receivable under normal terms, and provided a reserve against the remaining receivable balance for $553,000 before taxes ($365,000 after taxes).

         o In the second quarter of fiscal 2003, income from continuing operations included $322,000 of pretax expenses ($212,000 after tax) relating to costs for a public offering that was discontinued due to market conditions.


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         o     In the second quarter of fiscal 2002, income from continuing operations included pretax income of $5,006,000 ($3,304,000 after tax) resulting from the reversal of a litigation reserve, as the Company was successful in a patent litigation.

         Excluding the effect of the items noted above and as reconciled below, income from continuing operations increased 12% to $5,598,000 in the second quarter of fiscal 2003 compared to $4,993,000 in the second quarter of fiscal 2002. On this basis, fully diluted earnings per share from continuing operations increased 13% to $.43 per share compared to $.38 per share in the comparable period last year.

Reconciliation (in thousands, except per share amounts):                    THREE MONTHS ENDED
                                                                                 MARCH 31,
                                                                        ----------------------------
                                                                           2003          2002
                                                                        -----------    ----------
Net revenues, as reported...........................................    $ 42,064       $ 42,271
     Rebate adjustment..............................................       3,300            ---
                                                                        -----------    ----------
 Net revenues, as adjusted..........................................    $ 45,364       $ 42,271
                                                                        ===========    ==========

Income from continuing operations, as reported......................    $  1,333       $  8,297
     Rebate adjustment..............................................       2,178           ---
     Incremental tax provision......................................       1,081           ---
     Interest expense related to incremental taxes..................         429           ---
     Write-off of China receivable..................................         365           ---
     Expenses for discontinued public offering......................         212           ---
     Litigation reserve reversal....................................         ---         (3,304)
                                                                        -----------    ----------
Income from continuing operations, as adjusted......................    $  5,598       $  4,993
                                                                        ===========    ==========

Fully diluted earnings per share from continuing operations, as
   reported.........................................................    $    .10       $    .64
     Rebate adjustment..............................................         .17           ---
     Incremental tax provision......................................         .08           ---
     Interest expense related to incremental taxes..................         .03           ---
     Write-off of China receivable..................................         .03           ---
     Expenses for discontinued public offering......................         .02           ---
     Litigation reserve reversal....................................         ---           (.26)
                                                                        -----------    ----------
Fully diluted earnings per share from continuing operations, as
   adjusted.........................................................    $    .43       $    .38
                                                                        ===========    ==========

         The Company has received several non-binding bids for its Vital Pharma business and is in the process of finalizing the sale process. Based on the non-binding bids received, the Company has lowered the book amount of its investment in Vital Pharma and has expensed $3,300,000 ($2,178,000 after tax) which is included in discontinued operations.

         Accordingly, the net loss from discontinued operations for the second quarter of fiscal 2003 was $2,555,000 compared to a net loss from discontinued operations of $353,000 for the comparable period in fiscal 2002.


                                       3





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         As a result, for the second quarter of fiscal 2003, the Company reported a net loss of $1,222,000, or $.09 per share on a fully diluted basis, as compared to net income of $7,944,000, or $.61 per share on a fully diluted basis for the second quarter of fiscal 2002.

         Terry Wall, President and CEO of Vital Signs, commented, "While the second quarter was a difficult quarter for the Company, especially as compared to our first quarter, we saw positive signs in several newer segments of our business. Our Sleep business and our pharmaceutical technology services continue to perform well. We are working to improve our revenue and productivity in our anesthesia/respiratory business. As we look to the third quarter of fiscal 2003, earnings per share from continuing operations on a fully diluted basis are expected to be closer to our earnings per share from continuing operations reported in our first quarter ($.51 per share) this year, rather than per share earnings from continuing operations for this quarter ($.43 per share), before the one-time items."

         The Company has recently been awarded a contract for a respiratory product line (humidifiers/filters) from Novation, effective June 1, 2003.

         In addition, the new Amerinet contract, which previously covered latex-free anesthesia circuits and breathing bags, has been greatly expanded to cover a broad line of the Company's anesthesia products and two important respiratory product lines (arterial blood gas kits/manual resuscitators), effective May 1, 2003.

         Net revenues for the six month period ended March 31, 2003 increased by 4.1% to $86.8 million, as compared to $83.4 million in the comparable period last year. Following are the net revenues by business segment for the six month periods ended March 31, 2003 and 2002 (in thousands of dollars):

                        NET REVENUES BY BUSINESS SEGMENT

                                                            FOR THE SIX MONTHS ENDED MARCH 31,
                                                    ---------------------------------------------
                                                                                       PERCENT
                                                       2003              2002           CHANGE
                                                    ---------        ----------       -----------
Anesthesia.....................................     $ 34,613          $ 33,910            2.1%
Respiratory/Critical Care......................       22,222            24,842          (10.5)%
Sleep..........................................       23,420            18,410           27.2%
Pharmaceutical Technology Services.............        9,866             4,626          113.3%
Rebate adjustment..............................       (3,300)              ---           N/A
Other..........................................          ---             1,639           N/A
                                                    ---------       ------------      -----------
Net Revenues...................................     $ 86,821          $ 83,427            4.1%
                                                    =========       ============      ===========


         "Other" relates primarily to one-time licensing revenue recorded in the quarter ended December 31, 2001 in the anesthesia business segment. Income from continuing operations related to this one-time licensing revenue were $1,439,000 before taxes ($953,000 after taxes).

         Income from continuing operations was $7,895,000 for the first six months of fiscal 2003 compared to $14,739,000 for the comparable fiscal 2002 period, and fully diluted earnings per share from continuing operations was $.61 for the first six months of fiscal 2003 compared to $1.13 for the comparable period last year.


                                       4




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         As noted above, during the first six months of fiscal 2003 the Company recorded an adjustment to its rebate allowance, an incremental interest expense and tax provision related to the IRS examination, expensed the remaining balance of its receivable in China, and expensed certain costs relating to the discontinuance of a public offering. During the first six months of fiscal 2002, the Company recorded income in connection with a successful patent litigation, and recorded revenue and earnings related to a one-time licensing fee.

         Excluding these items and as reconciled below, income from continuing operations increased 16.0% to $12,160,000 for the six months ended March 31, 2003, as compared to $10,482,000 for the six months ended March 31, 2002. Fully diluted earnings per share from continuing operations on this basis increased 17.5% to $.94 for the six months ended March 31, 2003, as compared to $.80 for the six months ended March 31, 2002.

Reconciliation (in thousands, except per share amounts):                 SIX MONTHS ENDED
                                                                             MARCH 31,
                                                                    -------------------------
                                                                       2003           2002
                                                                    ------------    ---------
Net revenues, as reported.......................................    $ 86,821       $83,427
     Rebate adjustment..........................................       3,300           ---
     One-time license revenue...................................         ---        (1,639)
                                                                    ---------    ----------
Net revenues, as adjusted.......................................    $ 90,121       $81,788
                                                                    =========    ==========

Income from continuing operations, as reported..................    $  7,895       $14,739
     Rebate adjustment..........................................       2,178           ---
     Incremental tax provision..................................       1,081           ---
     Interest expense related to incremental taxes..............         429           ---
     Write-off of China receivable..............................         365          ----
     Expenses for discontinued public offering..................         212           ---
     Litigation reserve reversal................................         ---        (3,304)
     One-time licensing fee - related income....................         ---          (953)
                                                                    ---------    ----------
Income from continuing operations, as adjusted..................    $ 12,160       $10,482
                                                                    =========    ==========

Fully diluted earnings per share, as reported...................    $    .61       $  1.13
     Rebate adjustment..........................................         .17           ---
     Incremental tax provision..................................         .08           ---
     Interest expense related to incremental taxes..............         .03           ---
     Write-off of China receivable..............................         .03           ---
     Expenses for discontinued public offering..................         .02           ---
     Litigation reserve reversal................................         ---         (.25)
     One-time licensing fee.....................................         ---         (.08)
                                                                    ---------    ----------
Fully diluted earnings per share, as adjusted...................    $    .94       $   .80
                                                                    =========    ==========

         For the six months ended March 31, 2003 the Company reported a net loss from discontinued operations of $2,912,000, as compared to a net loss from discontinued operations of $482,000 in the comparable period in fiscal 2002.



                                       5





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         As a result, for the six months ended March 31, 2003, the Company reported net income of $4,983,000, or $.38 per share on a fully diluted basis as compared to $14,257,000, or $1.09 per share on a fully diluted basis for the first six months of fiscal 2002.

Board of Directors Actions

         Vital Signs' Board of Directors has authorized the expenditure of up to $20 million for the repurchase of Vital Signs' stock. Any purchases under Vital Signs' stock repurchase program may be made from time-to-time in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice.

         On May 2, 2003 the Board approved a quarterly dividend of $0.05 per share payable on May 15, 2003 to shareholders of record on May 2, 2003.

         All statements in this press release (including the Company's guidance with respect to third quarter results), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2002.

         Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, we provide pharmaceutical technology services to the pharmaceutical and medical device industry. The Company was recently recognized in the October issue of Forbes Magazine as one of "The 200 Best Small Companies". Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

FOR FURTHER INFORMATION, CONTACT:

         Terry D. Wall, President
                      or
         Frederick S. Schiff, Chief Financial Officer
         (973) 790-1330
         http://www.vital-signs.com




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                                Vital Signs, Inc
                              Financial Highlights
                             Statement of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                                  Three Months Ended          Six Months Ended
                                                                       March 31,                  March 31,
                                                             --------------------------   -----------------------
                                                                 2003           2002         2003          2002
                                                                 ----           ----         ----          ----
Net revenues                                                   $ 42,064      $ 42,271      $ 86,821     $ 83,427
Cost of goods sold and services provided                         22,350        21,970        43,892       41,745
                                                             -----------   -----------    ----------   ----------
Gross Profit                                                     19,714        20,301        42,929       41,682

Operating expenses:
  Selling, general and administrative                            12,544        11,025        24,635       21,174
  Research and development                                        1,418         1,547         2,921        3,185
  Interest and other (income)/expense, net                        1,284           (77)        1,024         (184)
  Write-off of China receivable                                     553           ---           553          ---
  Litigation reversal                                                 0        (5,006)            0       (5,006)
                                                             -----------   -----------    ----------   ----------
Income from continuing operations before taxes and
   minority interest                                              3,915        12,812        13,796       22,513
Provision for income taxes                                        2,508         4,361         5,772        7,620
                                                             -----------   -----------    ----------   ----------
Income from continuing operations before minority interest        1,407         8,451         8,024       14,893
Minority interest                                                    74           154           129          154
                                                             -----------   -----------    ----------   ----------
Income from continuing operations                                 1,333         8,297         7,895       14,739
Discontinued operations, net                                     (2,555)         (353)       (2,912)        (482)
                                                             -----------   -----------    ----------   ----------
Net (loss) income                                              $ (1,222)     $  7,944       $ 4,983     $ 14,257
                                                             -----------   -----------    ----------   ----------

Earnings (loss) per common share:
Basic:
  Income per share from continuing operations                  $   0.10      $   0.64       $  0.61      $  1.15
  Discontinued operations                                      $  (0.19)     $  (0.02)      $ (0.22)     $ (0.04)
                                                             -----------   -----------    ----------   ----------
  Net (loss) earnings                                          $  (0.09)     $   0.62       $  0.39      $  1.11
                                                             -----------   -----------    ----------   ----------
Diluted:
  Income per share from continuing operations                  $   0.10      $   0.64       $  0.61      $  1.13
  Discontinued operations                                      $  (0.19)     $  (0.03)      $ (0.23)     $ (0.04)
                                                             -----------   -----------    ----------   ----------
  Net (loss) earnings                                          $  (0.09)     $   0.61       $  0.38      $  1.09
                                                             -----------   -----------    ----------   ----------

Basic weighted average number of shares                          12,945        12,890        12,901       12,890
Diluted weighted average number of shares                        13,024        13,013        12,988       13,036

                                Vital Signs, Inc
                              Financial Highlights
                            Balance Sheet Highlights
                    (in thousands, except per share amounts)

                                                                                 March 31,
                                                                            ---------------------------
                                                                                2003              2002
                                                                                ----              ----
Cash                                                                         $44,848           $33,467
Accounts receivable                                                           31,271            35,548
Inventory                                                                     21,991            24,812
Current assets                                                               108,318           102,031
Total assets                                                                 214,602           210,217

Current liabilities                                                           16,128            27,916
Total liabilities                                                             17,448            29,550
Shareholders' equity                                                         194,373           177,648
-------------------------------------------------------------------------------------------------------